CONSULTING AGREEMENT

CONSULTING AGREEMENT (this "Agreement"), dated as of March 15, 2006, by and between NEW GENERATION HOLDINGS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Company") and the party set forth on Schedule I attached hereto (the “Consultant”).

WITNESSETH:

WHEREAS, the Consultant has provided certain consulting services to the Company in 2005 and shall continue to do so in 2006; and

WHEREAS, the Company desires to engage Consultant to continue providing such consulting services upon the terms and conditions set forth below and Consultant agrees to provide such consulting services upon such terms and conditions.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  CONSULTING SERVICES. The Company hereby engages Consultant to advise the Company regarding strategic and alternative financing options, upon the terms and subject to the conditions set forth in this Agreement.

2.  TERM.  This Agreement shall commence as of the date first written above and shall continue through December 31, 2006. The period during which this Agreement shall be in effect as provided herein is referred to as the "Consulting Term".

3.  REPRESENTATIONS AND WARRANTIES OF CONSULTANT. Consultant represents and warrants to the Company that Consultant is free to provide the services described herein to the Company as contemplated herein and has no other written or oral obligations or commitments of any kind or nature which would in any way interfere with the services to be provided pursuant to the terms hereof or the full performance of his obligations hereunder or the exercise of his best efforts in his services hereunder or which would otherwise pose any conflict of interest.

4.  CONSULTING FEES. As consideration for the consulting services rendered to the Company by the Consultant, the Company shall issue to Consultant on or before December 31, 2006, shares and warrants in the Company, or at the Company’s sole option, in the Company’s wholly-owned subsidiary New Generation Plastic, Inc. (the “Subsidiary”), in the amounts set forth on Schedule I, provided that the spin-off of the Subsidiary occurs on or before December 31, 2006 as contemplated in the Company’s most recent Form 10-QSB filed with the Securities and Exchange Commission for the period ending September 30, 2005. The Warrants to be issued hereunder shall have an exercise price of $0.35 and shall be in the form annexed hereto as “Exhibit A”.

5.  CONFIDENTIALITY. Consultant agrees that in performing his duties under this Agreement and by virtue of the relationship of trust and confidence between Consultant and the Company, Consultant may obtain certain proprietary knowledge of operations and products and other confidential information of the Company which are of a special and unique nature and value to the Company. Consultant covenants and agrees that he will not, at any time, whether during the term of this Agreement or otherwise, reveal, divulge or make known to any person or entity or use for his own account or the account of others, any proprietary records, data, plans, trade secrets, policies, strategies, methods or practices of obtaining or doing business, computer programs, know-how or knowledge relating to customers, sales, suppliers, market developments, equipment, processes, products or any other confidential or proprietary information whatsoever of the Company (the "Confidential Information"), whether or not obtained with knowledge and permission of the Company. Consultant further covenants and agrees that Consultant shall retain all Confidential Information which he acquires or develops in trust for the sole benefit of the Company and its successors and assigns. The Consultant agrees that a remedy at law for any breach of the covenants contained in this Section 5 would be inadequate and that the Consultant shall be entitled to seek and obtain a temporary and permanent injunction or an order for specific performance of such covenants without the necessity of proving actual damage to the Company.

6.  LAW APPLICABLE. This Agreement shall be governed by and construed pursuant to the laws of the State of New York, without giving effect to conflicts of laws principles.

7.  NOTICES. Any notices required or permitted to be given pursuant to this Agreement shall be sufficient, if in writing and sent by certified or registered mail, return receipt requested, or overnight courier to the following addresses:

If to Consultant:	To the Address set forth in Schedule I
If to The Company:	New Generation Holdings, Inc.
245 Park Avenue 39th Fl.
New York, New York 10002

8.  ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted assignees and/or successors in interest.

9.  SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

10.  INDEPENDENT CONTRACTOR. The parties agree that the Consultant is an independent contractor for all purposes and he shall not hold himself out as an agent, servant or employee of the Company. Consultant acknowledges and agrees that the Company is not responsible for paying or withholding any taxes associated with Consultant’s engagement hereunder and Consultant shall pay all taxes in accordance with applicable law. Nothing contained herein shall be construed to create any relationship other than that of an independent contracting relationship.

11.  NO WAIVER. A waiver of any breach or violation of any term, provision or covenant contained herein shall not be deemed a continuing waiver or a waiver of any future or past breach or violation. No oral waiver shall be binding.

12.  COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument and it shall not be necessary in making proof of this agreement to account for all such counterparts.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands to this Agreement on the day and year first above written.

NEW GENERATION HOLDINGS, INC.

By: /s/ Jacques Mot
Name: Jacques Mot
Title: President

CONSULTANT

By: /s/ Marc De Ridder
Name: Marc De Ridder
Title: Consultant

SCHEDULE I

Consultant	Shares	Warrants

Clanders Inv. Ltd. 95, Wilton Road Suite 3 London SW1V1BZ UK	136,950	136,950

“EXHIBIT A”
FORM OF WARRANT